Exhibit 99.1

Wednesday, June 16, 2004, 9:00 AM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN, INC. ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION IN
FULL AND COMPLETION OF STOCK OFFERING

HOUSTON – (PRNewswire) – June 16, 2004 – Isolagen, Inc. (AMEX:ILE) today announced it has completed the sale of 7,000,000 shares of its common stock underwritten by CIBC World Markets Corp., Legg Mason Wood Walker, Incorporated, and Adams, Harkness & Hill, Inc.  The Company also announced that the underwriters exercised the over-allotment option in full, which resulted in the sale and issuance of 200,000 additional shares by the Company and 850,000 shares by certain selling shareholders.  The gross proceeds to the Company, including the gross proceeds from the 200,000 shares issued by the Company upon exercise of the over-allotment option, was $61,200,000.

CIBC World Markets Corp. acted as sole bookrunner for the offering and co-lead manager with Legg Mason Wood Walker, Incorporated. Adams, Harkness & Hill, Inc. acted as a co-manager.

Copies of the final prospectus may be obtained from CIBC World Markets Corp., 417 Fifth Avenue, New York, New York 10017, Legg Mason Wood Walker, Incorporated, 100 Light Street, 31st Floor, Baltimore, Maryland 21202, and Adams, Harkness & Hill, Inc., 60 State Street, Sixth Floor, Boston, Massachusetts 02109.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The company’s product candidates are based on its proprietary Isolagen Process.  Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.  Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:

Michael Macaluso, CEO and President – (713) 780-4754

Jeffrey Tomz, Chief Financial Officer and Secretary - (713) 780-4754

Lisa Lindberg, Investors Contact, Investor Relations Group – (212) 825-3210
Janet Vasquez, Media Contact, Investor Relations Group – (212) 825-3210